EXHIBIT 99.1
THIRTY-THIRD AMENDMENT
TO
SECOND AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
CORPORATE OFFICE PROPERTIES, L.P.

This Thirty-Third Amendment (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement Of Corporate Office Properties, L.P., a Delaware limited partnership (the Partnership), is made and entered into as of January 25, 2018, by the undersigned.

Recitals

A.    The Partnership is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act and governed by that certain Second Amended and Restated Limited Partnership Agreement dated as of December 7, 1999, as amended to the date hereof (as amended, the “Partnership Agreement”).

B.    The sole general partner of the Partnership is Corporate Office Properties Trust, a real estate investment trust formed under the laws of the State of Maryland (the “General Partner”).

C.    Pursuant to Section 11.1(B)(iii), the General Partner desires to amend the Partnership Agreement to reflect the admission, substitution, termination and/or withdrawal of various limited partners in accordance with the terms of the Partnership Agreement.

NOW THEREFORE, the General Partner, intending to be legally bound, hereby amends the Partnership Agreement as follows, effective as of the date first set forth above.

Exhibit 1, Schedule of Partners, as attached hereto and by this reference made a part hereof, is hereby substituted for and intended to replace any prior Exhibit 1 attached to a prior Amendment to the Partnership Agreement, and as attached hereto shall be a full and complete listing of all the general and limited partners of the Partnership as of the date of this Amendment, same being intended and hereby superseding all prior Exhibit 1 listings.

In Witness Whereof, the General Partner has executed this Amendment as of the day and year first above written.

Corporate Office Properties Trust, a
Maryland Real Estate Investment Trust

By:    /s/ Anthony Mifsud
Anthony Mifsud
Executive Vice President & Chief Financial Officer

EXHIBIT 1
SCHEDULE OF PARTNERS
(attached hereto)

Exhibit 1 Addendum--33rd Amendment
Schedule of Partners
General Partner	Common Units of Partnership Units	Series I Preferred Units
Corporate Office Properties Trust	101,292,299

Limited Partners and Preferred Limited Partners
Jay H. Shidler	431,893
Shidler Equities, L.P.	1,353,963
Clay W. Hamlin, III	55,291
LBCW Limited Partnership	141,107
Robert L. Denton	294,500
James K. Davis	51,589
Samuel Tang	4,389
Lawrence J. Taff	13,733
M.O.R. 44 Gateway Associates Limited Partnership	1
Estate of John Parsinen	49,434
M.O.R. Commons Limited Partnership	7
Lynn Hamlin	121,411
Housing Affiliates, Inc.	4,402
Reingle Corp.	730
Joseph Tawil	2,160
Leo Joy II Enterprises, L.P.	59,528
The Century Trust	59,528
A. Charles Wilson, Trustee of the Wilson Survivor's Trust	5,908
Irwin Hoffman	1,880
Lawrence G. Rief	2,526
David D. Jenkins	262,165
RA & DM, Inc.	2,954
Richard Alter	43,817
Donald Manekin	23,336
Estate of William H Winstead, III	14,019
Richard Manekin	8,988
Robert Manekin	8,988
Charles Manekin	3,899
Francine Manekin	880
Sandye Sirota	5,427
Lynn Stern	880
Jamie Deutsch	22
Kelly Alter	22
Kirk Property Limited Partnership	221,501
TRC Associates Limited Partnership		352,000
TOTAL	104,543,177	352,000